Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: October 30, 2023

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC
CREDIT ACCEPTANCE ELECTS SEAN QUINN TO ITS BOARD OF DIRECTORS

Southfield, Michigan – October 30, 2023 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced the election of Sean Quinn to its Board of Directors, effective October 27, 2023.

Quinn has been Chief Financial Officer of Cimpress plc (Nasdaq: CMPR) since 2015. Cimpress takes a long-term approach to maximizing the intrinsic value of its mass-customization businesses including VistaPrint, which produce small orders of custom products that have the reliability, quality, and affordability of mass-produced goods.

“Sean shares Credit Acceptance’s commitment to maximizing intrinsic value per share over the long term,” said Credit Acceptance Chair of the Board, Thomas Tryforos. “His intense focus on and experience delivering exceptional customer experiences, creating environments where employees are empowered to make a meaningful impact, and optimizing Economic Profit per share are an excellent fit with Credit Acceptance’s priorities.”

Currently, Quinn has responsibility for Cimpress’s finance functions including investor relations, financial planning and analysis, tax, treasury, accounting and control, and internal audit. He also oversees the legal, communications, procurement, and human resources functions. Because of these areas of expertise, Quinn will also serve on Credit Acceptance’s Audit and Executive Compensation Committees.

“Credit Acceptance makes it possible for any individual, regardless of their credit, to buy a car from a dealer,” said Quinn. “I am excited to leverage my experience to help the Company continue to fulfill this important mission and deliver exceptional value to customers, dealers, and shareholders.”

Quinn has served in steadily ascending roles at Cimpress for more than a decade and has been instrumental in scaling the company’s financial infrastructure and capital structure to support growth, significant investment decisions, and acquisition activity.

Prior to joining Cimpress in 2009, Quinn was a certified public accountant at KPMG in Philadelphia, London, and Boston. He holds a bachelor’s degree in Accounting from Saint Joseph’s University (USA).

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has offered financing programs that enable automobile dealers to sell vehicles to consumers, regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles, or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.